SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 2)1


                        Gables Realty Limited Partnership
                        ---------------------------------
                                (Name of Issuer)


                      Units of Limited Partnership Interest
                      -------------------------------------
                         (Title of Class of Securities)



                                       N/A
                            -----------------------
                                 (CUSIP Number)













     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.              N/A                13G               Page 2 of 5 Pages
                    ---------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          Gables Residential Trust
          58-2077868

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a) ___

          (b) ___

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Maryland

-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

   5      SOLE VOTING POWER
          23,126,213
          -------------------

   6      SHARED VOTING POWER
          -0-
          -------------------

   7      SOLE DISPOSITIVE POWER
          23,126,213
          -------------------

   8      SHARED DISPOSITIVE POWER
          -0-

-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          23,126,213

-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          [   ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          77.6%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          CO
-------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.              N/A                13G               Page 3 of 5 Pages
                    --------
-------------------------------------------
Item 1(a).        Name of Issuer:

                  Gables Realty Limited Partnership
                  -------------------------------------------------------------

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2859 Paces Ferry Road, Suite 1450, Atlanta, GA 30339
                  -------------------------------------------------------------

Item 2(a).        Name of Person Filing:

                  Gables Residential Trust
                  -------------------------------------------------------------

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  2859 Paces Ferry Road, Suite 1450, Atlanta, GA 30339
                  -------------------------------------------------------------

Item 2(c).        Citizenship:

                  Maryland
                  -------------------------------------------------------------

Item 2(d).        Title of Class of Securities:

                  Units of Limited Partnership Interest
                  -------------------------------------------------------------

Item 2(e).        CUSIP Number:

                  N/A
                  -------------------------------------------------------------


Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:


(a) [  ]  Broker or dealer registered under Section 15 of the Exchange Act.


(b) [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act.


(c) [  ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.


(d) [ ] Investment company registered under Section 8 of the Investment Company Act.


(e) [  ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).


(g) [ ] A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G).


(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.


(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.


(j) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP NO.              N/A                13G               Page 4 of 5 Pages
                    --------


Item 4.  Ownership.


(a)  Amount beneficially owned:

     23,126,213
     -------------------------

(b)  Percent of class:

     77.6%
     -------------------------

(c)  Number of shares as to which such person has:


     (i)  sole power to vote or to direct the vote      23,126,213
                                                        ----------

     (ii) shared power to vote or to direct the vote         -0-
                                                        ----------
     (iii)sole power to dispose or to direct the
          disposition of                                23,126,213
                                                        ----------

     (iv) shared power to dispose or to direct the
          disposition of                                     -0-
                                                        ----------


Item 5.   Ownership of Five Percent or Less of a Class.

          N/A
          ---------------------------------------------------------------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A
          ---------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          N/A
          ---------------------------------------------------------------------

Item 8.   Identification and Classification of Members of the Group.

          N/A
          ---------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

          N/A
          ---------------------------------------------------------------------

Item 10.  Certifications.

          N/A
          ---------------------------------------------------------------------

CUSIP NO.              N/A                13G               Page 5 of 5 Pages
                    --------

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                    /s/  February 14, 2001
                    ----------------------
                    Date


                    /s/  Marvin R. Banks, Jr.
                    -------------------------
                    Signature



                    Marvin R. Banks, Jr., Senior Vice President and Chief Financial Officer
                    ---------------------------------------------
                    Name/Title